UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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MARTHA STEWART LIVING OMNIMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011

ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

MARTHA STEWART LIVING OMNIMEDIA, INC.

-i-

April 5, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on May 19, 2011 at 4:00 p.m., New York City time.

At this year’s stockholders’ meeting, you will be asked to elect seven directors to our Board of Directors. You will also be asked to cast an advisory vote on executive compensation and on the frequency with which we will conduct advisory votes on executive compensation in the future. Our Board of Directors unanimously recommends a vote FOR each of the nominees and FOR the resolution regarding executive compensation. Our Board of Directors also recommends that the advisory vote on executive compensation occur every year. In addition, you will be asked to vote on a stockholder proposal, if properly presented at the stockholders’ meeting. Our Board of Directors recommends that you vote AGAINST this proposal.

It is important that your shares be represented and voted at the meeting regardless of the size of your holdings and whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

I look forward to greeting those of you who attend the meeting.

Sincerely,

CHARLES KOPPELMAN
Executive Chairman
Principal Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. Attendance at the meeting will be limited to stockholders as of the close of business on March 24, 2011, the record date (or their authorized representatives), and to our invited guests. If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on your proxy card or respond as applicable, to the Internet or telephone prompt. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 3:00 p.m. and seating will begin at 3:30 p.m. Each stockholder will be asked to present a valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

601 West 26th Street	New York, New York 10001	(212) 827-8000

MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2011

To the Stockholders:

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on May 19, 2011 at 4:00 p.m., New York City time, for the following purposes:

1.	To elect seven directors to our Board of Directors, each to hold office until our 2012 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To cast a non-binding advisory vote on executive compensation (“say-on-pay”);

3.	To cast a non-binding advisory vote on the frequency of holding say-on-pay votes in the future;

4.	To vote on one stockholder proposal if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 24, 2011 are entitled to notice of, and will be entitled to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the Annual Meeting at our offices located at 601 West 26th Street, New York, New York, 9th floor, during ordinary business hours.

By order of the Board of Directors,

PETER HURWITZ
Secretary & General Counsel

New York, New York

April 5, 2011

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented.

Please note that we are only mailing a full set of our proxy materials for the Annual Meeting to those stockholders who specifically request printed copies. If you have only received a Notice Regarding the Availability of Proxy Materials in the mail and wish to request printed copies, please follow the instructions in the Notice.

MARTHA STEWART LIVING OMNIMEDIA, INC.

601 West 26th Street

New York, New York 10001

PROXY STATEMENT

GENERAL INFORMATION

In this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “MSO” refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation.

This Proxy Statement is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”).

At the Annual Meeting, our stockholders will be asked:

1.	To elect seven directors to our Board, each to hold office until our 2012 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To cast a non-binding advisory vote on executive compensation (“say-on-pay”);

3.	To cast a non-binding advisory vote on the frequency of holding say-on-pay votes in the future;

4.	To vote on one stockholder proposal if properly presented at the Annual Meeting to adopt a plan for all common stock to have one vote; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

The Annual Meeting will be held on May 19, 2011, at 4:00 p.m. New York City time, at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York.

SHARES OUTSTANDING AND ENTITLED TO VOTE ON RECORD DATE

Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 24, 2011 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote, while each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 29,014,627 shares of Class A Common Stock and 26,067,961 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, Founder and Chief Editorial, Media and Content Officer of the Company. As a result, Ms. Stewart controls the vote on all stockholder matters.

INFORMATION ABOUT THIS PROXY STATEMENT

This year, once again, we are taking advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. On April 5, 2011, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2010 Annual Report, as well as how to submit your proxy, over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. On April 5, 2011, we also began to mail a printed copy of this Proxy Statement, our 2010 Annual Report and form of proxy to certain stockholders who had previously requested printed copies.

VOTING AND REVOCATION OF PROXIES

Stockholders can vote in person at the Annual Meeting or by proxy. If you are a stockholder of record, there are three ways to vote by proxy:

•

By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•

By telephone—If you received your proxy materials by mail or if you request paper copies of the proxy materials, stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

•

By mail—If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on May 18, 2011.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

If you submit proxy voting instructions, the individuals named as proxyholders will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR Proposal 2 (say-on-pay advisory vote), 1 year on Proposal 3 (frequency of future say-on-pay advisory votes) and AGAINST Proposal 4 (stockholder proposal) and in the discretion of the proxyholders upon such other matters as may come before the Annual Meeting.

Our Board does not currently intend to bring any business before the Annual Meeting other than the election of directors, the advisory vote on say-on-pay and the advisory vote on the frequency of say-on-pay votes. So far as is known to our Board, no matter other than the stockholder proposal included as Proposal 4 is expected to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the individuals named as proxyholders will vote on such matters in accordance with their discretion.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy);

•	delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card but prior to the date of the Annual Meeting, stating that the proxy is revoked;

•

voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on May 18, 2011; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

QUORUM AND VOTING REQUIREMENTS

The required quorum for the transaction of business at our Annual Meeting is a majority of the voting power of our outstanding Class A Common Stock and Class B Common Stock entitled to vote on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting.

The election of directors set forth in Proposal 1 requires a plurality of the votes cast. Accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the highest number of votes. Only votes cast FOR a director constitute affirmative votes; votes that are withheld will have no effect on the outcome of the vote.

Proposal 2 (say-on-pay advisory vote) and Proposal 4 (stockholder proposal) require the affirmative vote of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote on the Proposals. Abstentions will have the same effect as a vote against Proposal 2 and Proposal 4. On Proposal 3, the choice of frequency of future say-on-pay advisory votes of 1, 2 or 3 years receiving the highest number of votes will prevail; abstentions will have no effect on the outcome of Proposal 3.

Votes that are withheld or that abstain will be counted for purposes of determining whether there is a quorum at the Annual Meeting. Because all of the Proposals are considered non-routine matters, if shares are held in street name brokers may not vote the shares without specific instructions. These “broker non-votes” will have no effect on the determination of a quorum or the outcome of the vote on any Proposal.

SOLICITATION OF PROXIES AND EXPENSES

We bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

At the Annual Meeting, a Board of seven directors will be elected to hold office until our 2012 annual meeting of stockholders or until their successors are duly elected and qualified. Our Nominating and Corporate Governance Committee (the “Governance Committee”) is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors. We seek directors with established professional reputations and experience in areas relevant to our operations. While we do not have a formal diversity policy for Board membership, we seek directors with a diversity of skills and experience in areas that are relevant to our business and activities. All of the nominees for election as directors at the Annual Meeting—Charlotte Beers, Frederic Fekkai, Arlen Kantarian, Charles Koppelman, William Roskin, Claudia Slacik and Todd Slotkin—currently serve as directors of the Company and are standing for re-election.

Set forth below is information as of the date of this Proxy Statement about each nominee. The material presented includes information each nominee has given us about the nominee’s age, the positions the nominee holds, the nominee’s principal occupation and business experience for at least the past five years and the names of other publicly-held companies for which the nominee currently serves as a director or has served as a director during at least the past five years, if any. We also set forth the specific experience, qualifications, attributes and skills that led our Governance Committee to conclude that the nominee should serve as a director. We believe that all of our directors have a reputation for integrity, honesty and the ability to exercise sound judgment. We value their commitment to service on our Board and, as applicable, their experience on other company boards of directors and board committees.

Although we do not anticipate that any of the nominees will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced.

There are no family relationships among directors or executive officers of the Company.

Charles A. Koppelman—Chairman of the Board of Directors, age 71. Mr. Koppelman became our Executive Chairman and Principal Executive Officer in July 2008. Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman has also served as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business, since 1997. From 1990 to 1994, he served as Chairman and Chief Executive Officer of EMI Music Publishing and from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. He has been a director of Six Flags Entertainment Corp. since May 2010, where he serves on the audit committee and the compensation committee. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to 2004. As described below under “Meetings and Committees of the Board—Board Leadership Structure and Lead Director,” we believe our principal executive officer should be a member of our Board and in fact our Chairman.

Charlotte Beers—Director, age 75. Ms. Beers has served as one of our directors since March 2008. Ms. Beers also served as one of our directors from 1998 to 2001. Ms. Beers served as the Under Secretary for Public Diplomacy and Public Affairs under Secretary of State, Colin Powell, from October 2001 until March 2003. Ms. Beers served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, from March 1999 until she retired in March 2001. Prior to that, she was Chairman Emeritus from April 1997 to March 1999 and Chairman from April 1992 to April 1997 of Ogilvy & Mather Worldwide, Inc. Prior to that, she was Chief Executive Officer of Ogilvy & Mather from April 1992 to September 1996. In considering Ms. Beers for director of the Company, the Governance Committee took into account her experience and leadership roles in the advertising business, as well as her leadership role in government.

Frederic Fekkai—Director, age 52. Mr. Fekkai has served as one of our directors since July 2009. Mr. Fekkai is the founder of Fekkai, the luxury hair care product company, which was launched in 1995. The Fekkai brand was purchased by Procter & Gamble in 2008, and Mr. Fekkai continues to play a strategic role at the company as Founder and Brand Architect. In considering Mr. Fekkai for director of the Company, the Governance Committee took into account his experience as an entrepreneur, as well as his experience in merchandising, consumer advertising and marketing.

Arlen Kantarian—Director, age 58. Mr. Kantarian has served as one of our directors since February 2009. Mr. Kantarian served as the United States Tennis Association’s Chief Executive Officer of Professional Tennis from March 2000 to December 2008, where he oversaw all aspects of the USTA’s Professional Tennis operations, including the US Open. Prior to working at the USTA, Mr. Kantarian was the President and Chief Executive Officer of Radio City Entertainment and Radio City Music Hall, serving from 1988 to 1998. Mr. Kantarian also served as a Vice President, Marketing for the National Football League from 1981 to 1988. Mr. Kantarian is on the Board of Advisors of Georgetown University McDonough School of Business and

The World Congress Business of Sports. In considering Mr. Kantarian for director of the Company, the Governance Committee took into account his experience and leadership roles in companies engaged in the entertainment, media, television and merchandising businesses.

William A. Roskin—Director, age 68. Mr. Roskin has served as one of our directors since October 2008. In 2009, Mr. Roskin founded Roskin Consulting, a consulting firm with a specialty in media-related human relations. Mr. Roskin was a Senior Advisor to Viacom, Inc., a media conglomerate, from 2006 until 2009, when he retired to form Roskin Consulting. Prior to that, Mr. Roskin worked at Viacom as the senior executive in charge of human resources and administration functions from 1988 to 2006, ultimately serving as Executive Vice President. Before joining Viacom, Inc., Mr. Roskin was Senior Vice President, Human Resources at Coleco Industries, Inc. from 1986 to 1988. Prior to joining Coleco Industries, Inc., Mr. Roskin worked for Warner Communications for 10 years. He served as General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission from 1971 to 1976. Within the past five years, Mr. Roskin has also served on the boards of Ritz Interactive, Inc. (2005-present), ION Media Networks, Inc. (2006-2009) and Media and Entertainment Holdings, Inc. (2006-2008). Media and Entertainment Holdings, Inc. was a public company at the time of Mr. Roskin’s service. Mr. Roskin is also a member of the board of directors of The Legal Aid Society. In considering Mr. Roskin for director of the Company, the Governance Committee took into account his experience and leadership roles in media, as well as his specialty in human resources and executive compensation.

Claudia Slacik—Director, age 54. Ms. Slacik has served as one of our directors since January 2011. Ms. Slacik is currently Chief Executive Officer, Treasury and Securities Services EMEA at JPMorgan Chase. She was promoted to this position in July 2010, after having served as the group’s Chief Financial Officer since June 2009. Prior to joining JPMorgan Chase, Ms. Slacik spent 16 years at Citigroup, most recently as global head of Client Strategy for Citi’s $10 billion Global Transaction Services Group. Ms. Slacik also served as Citi’s Global Head of Trade Services and Finance, a group responsible for all of the firm’s products that facilitate international trade for corporations and financial institutions worldwide. Before assuming this post, she headed the Asset Based Finance Group, which manages many of Citi’s relationships with non-investment grade issuers and is responsible for all of the firm’s debtor-in-possession lending. Prior to joining Citigroup, Ms. Slacik was Vice President, Strategic Planning at World Color Press, one of KKR’s original LBOs. She launched her career in banking as an Associate at Bankers Trust Company. Ms Slacik is also the Co-Chair of the board of directors of the Callen-Lorde Community Health Center in New York City which, in 2010, had approximately 80,000 patient visits. In considering Ms. Slacik for director of the Company, the Governance Committee took into account her extensive background in finance and her global perspective and experience.

Todd Slotkin—Director, age 58. Mr. Slotkin has served as one of our directors since March 2008. He has been the lead independent director of the Apollo Senior Floating Rate Fund since January 2011 and is on the audit and nominating committees. He has also been a director of CBIZ, Inc. since 2003, where he is on the audit and compensation committees. Mr. Slotkin served as the portfolio manager of Irving Place Capital, a private equity firm from November 2008 to December 2010. Prior to that, Mr. Slotkin served as a Managing Director and co-head of Natixis Capital Markets Leveraged Finance business from 2006 to 2007. Mr. Slotkin served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. from 1999 to 2006. In addition, he was Chief Financial Officer of M & F Worldwide Corp., a public company, from 1999 to 2006. Prior to joining MacAndrew & Forbes in 1992 as a senior vice president, Mr. Slotkin spent over 17 years with Citicorp, now known as Citigroup. Mr. Slotkin is the chairman, director and co-founder of the Food Allergy Initiative. In considering Mr. Slotkin for director of the Company, the Governance Committee took into account his extensive background in finance, including his position as chief financial officer of a public company.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

Between in-person and telephonic meetings during 2010, our Board met a total of 11 times, and our three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee, met a total of 16 times. In addition, from time to time we may form special committees. In 2008, we formed one such committee, the Finance Committee, which was initially charged with exploring financing and a range of other strategic alternatives and, in 2010, began assisting in our budget process. The members of the Finance Committee during 2010 were Mr. Slotkin, who served as the chairperson, and Mr. Koppelman. In February 2011, our Board determined to convert the Finance Committee to a standing committee comprised of three directors.

All incumbent directors attended more than 75% of meetings of the Board and of the standing Board committees on which they served in 2010. At the time of our 2010 annual meeting, we had seven directors, six of whom attended in person and one of whom attended telephonically. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.

The Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee are currently composed of the following members:

	Audit	Compensation	Governance	Finance
Charlotte Beers			Chairperson
Frederic Fekkai		x	x	x
Arlen Kantarian		x	x	x
William A. Roskin	x	Chairperson
Claudia Slacik	x
Todd Slotkin	Chairperson	x		Chairperson

Corporate Governance. Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the New York Stock Exchange listing standards (“NYSE”), as well as the criterion related to contributions to non-profit organizations, as described below. (We have posted a copy of our Corporate Governance Guidelines, which include our definitions for independence, on our website (www.marthastewart.com) under the link for “Investor Relations—Corporate Governance.”) Accordingly, our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in our Corporate Governance Guidelines and the NYSE standards applicable to Board composition. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Governance Committee. The independence standards in our Corporate Governance Guidelines provide that:

An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Corporate Governance Guidelines state that a director is not independent if:

1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any consecutive 12-month period during the last three years, more than $120,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.

3.	(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who personally works on the Corporation’s audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee, and a director is presumed not to be independent if the director, or the director’s spouse, is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances.

Based on the foregoing standards, the Board determined that each of the following current directors and the other director, Michael Goldstein, who served during 2010 is or was independent and has or had no transactions, relationships or arrangements with the Company, except as a director and stockholder of the Company: Charlotte Beers, Frederic Fekkai, Michael Goldstein, Arlen Kantarian, William Roskin and Todd Slotkin. In addition, the Board determined that Claudia Slacik, who became a Board member on January 1, 2011, is independent and has or had no transactions, relationships or arrangements with the Company prior to joining the Board and except as a director and stockholder thereafter. The Board also determined that Charles Koppelman, as the Company’s Executive Chairman and Principal Executive Officer (“PEO”), is not independent. Further, the Company employs his daughter, as described below in “Certain Relationships and Related Person Transactions—Other Relationships.”

Executive Sessions. The independent directors of the Board meet periodically in executive session without management. Our Corporate Governance Guidelines call for at least three such meetings per year. During 2010, meetings of our independent directors were chaired by our then-Lead Director, Michael Goldstein. Our independent directors met separately seven times during 2010.

Board Leadership Structure and Lead Director. The Board believes that it is in the best interests of the Company and its stockholders for Mr. Koppelman to hold the position of both Chairman of the Board and Executive Chairman and PEO. Mr. Koppelman’s experience at the Company has afforded him intimate knowledge of the issues, challenges and opportunities facing each of the Company’s businesses. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company. Although the Company believes that combining the Chairman and PEO roles is currently appropriate, our Corporate Governance Guidelines allow for the possibility that two individuals can fill these roles in the future.

The other six directors, all of whom are independent, provide effective oversight of management, including by virtue of their active involvement in executive performance and compensation review. In addition, when the positions of Chairman and PEO are combined, the Company’s Corporate Governance Guidelines provide for an independent Lead Director. The Lead Director’s responsibilities include presiding over and setting the agendas for executive sessions of the independent directors, consulting with the Chairman regarding the scheduling of Board meetings, overseeing the appropriate flow of information to the Board, acting as a liaison between the independent directors and management with respect to scheduling and agendas for Board meetings and being available for consultation and communication with stockholders as appropriate. In 2010, Michael Goldstein was our Lead Director; he was chosen because of his extensive public company board of director experience. The Board is considering the appointment of a new Lead Director. Currently, Mr. Kantarian and Mr. Slotkin are jointly filling the role on an interim basis. The Board believes that the administration of its risk oversight function has not affected the Board’s leadership structure, with the oversight of risk conducted primarily through the Audit Committee, as described under “Audit Committee” below. The Compensation Committee also plays a role, as described under “Compensation Committee” below.

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Lead Director (when a new one is appointed) or the independent directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.

Code of Ethics. We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, controller and persons performing similar functions. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and that comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures. Our Code of Ethics sets forth controls and prohibitions on doing business with related parties. The Code of Ethics also provides for a whistleblower hotline that permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company. We have posted a copy of the Code of Ethics on our website (www.marthastewart.com) under the link for “Investor Relations—Corporate Governance.” We will promptly post under the same link amendments to or waivers of our Code of Ethics, if any, involving our directors and executive officers.

AUDIT COMMITTEE

Our Audit Committee currently consists of Mr. Slotkin, who serves as its chairperson, Mr. Roskin and Ms. Slacik. Mr. Goldstein served on the Audit Committee during 2010. The Board has determined that Mr. Slotkin qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and that he meets the director independence standards of the NYSE. Mr. Slotkin was Chief Financial Officer of each of MacAndrews & Forbes Holdings and M & F Worldwide Corp. for seven years and spent 17 years with Citicorp, where he held a number of positions. Mr. Slotkin also serves on the audit committees of CBIZ, Inc. and Apollo Senior Floating Rate Fund. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on our website (www.marthastewart.com) under the link for “Investor Relations—Corporate Governance.”

Among other actions described in the charter, the Audit Committee is authorized to:

•

exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

•

pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in the Management’s Discussion and Analysis portion of our Annual Report on Form 10-K, and recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•

review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Quarterly Reports on Form 10-Q, including disclosures made in Management’s Discussion and Analysis;

•

discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls or steps taken in light of any material control deficiencies;

•

discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (“GAAP”), and our practices regarding earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures on our financial statements;

•	on behalf of the Board, oversee the principal risk exposures we face and our mitigation efforts relating thereto, including but not limited to financial reporting risks and credit and liquidity risks;

•

discuss with the Chief Financial Officer and other corporate management our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies; and

•	prepare the report required by the SEC to be included in this Proxy Statement under the caption “Report of the Audit Committee.”

The Audit Committee met eight times during 2010. The Board, in its business judgment, has determined that the members of the Audit Committee meet the financial literacy requirements for audit committee members of the NYSE listing standards and the independence requirements for audit committee members of the NYSE listing standards, Rule 10A-3(b) as promulgated under the Exchange Act and SEC rules and regulations.

COMPENSATION COMMITTEE

Our Compensation Committee currently consists of Mr. Roskin, who serves as its chairperson, Mr. Fekkai, Mr. Kantarian and Mr. Slotkin. Mr. Goldstein served on the Compensation Committee during 2010. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of executive compensation and compensation, bonus and equity incentive plans, generally. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations—Corporate Governance.”

Among other actions described in the charter, the Compensation Committee is authorized to:

•

review our compensation policies and programs at least annually to endeavor to ensure that they best facilitate our objective of maximizing stockholder value and further to assess whether risks from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company;

•

review and approve compensation and employment offers and arrangements, including corporate goals and objectives relevant to bonuses and any incentive compensation for the Executive Chairman and our other executive officers, including our Founder;

•	review and discuss with management our annual Compensation Discussion and Analysis of executive compensation and recommend to the Board whether it should be included in the proxy statement;

•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

•	review the compensation paid to directors for service on the Board and its committees and recommend changes as appropriate;

•	approve bonus pools for executive and non-executive level employees; and

•

approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals.

The Compensation Committee has authority under its charter to delegate authority to subcommittees of one or more members as it deems appropriate or to members of management in connection with certain of its duties and responsibilities, provided such delegation is consistent with applicable law and NYSE requirements. The Board has established an Equity Committee, with Mr. Koppelman as the sole member. The Equity Committee is authorized to approve grants of restricted stock, restricted stock units (“RSUs”) and options pursuant to the Company’s Omnibus Stock and Option Compensation Plan (the “Omnibus Plan”) in an aggregate amount of up to 100,000 shares of Class A Common Stock per quarter in connection with the negotiation and execution of employment letters with employees who are not Section 16 employees. No single grant made under this delegation can exceed 20,000 shares. In addition, the Compensation Committee has delegated the direct responsibility for the Company’s 401(k) plan to members of management. The Compensation Committee also has the authority to retain outside compensation, legal and other advisors, which it has done from time to time.

During 2010, the Compensation Committee continued its relationship with Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to provide advice to the Compensation Committee on compensation program structure, including director compensation and individual compensation arrangements. FWC provided specific advice to the Compensation Committee with respect to equity-based awards to executive officers and on the compensation of directors. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee also consults with Mr. Koppelman, our Executive Chairman and PEO, regarding executive compensation matters.

The Compensation Committee met four times during 2010. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the NYSE listing standards and that the members are “non-employee directors” for purposes of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the members of our Compensation Committee during 2010 (Mr. Roskin, Mr. Fekkai, Mr. Slotkin and Mr. Goldstein) is or was a non-employee director and was never an officer or employee of MSO or any of its subsidiaries. In addition, Mr. Kantarian, who joined the Compensation Committee in 2011 to replace Mr. Goldstein, is a non-employee director and was never an officer or employee of MSO or any of its subsidiaries. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or on our Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee currently consists of Ms. Beers, who serves as its chairperson, Mr. Fekkai and Mr. Kantarian. The primary purpose of the Governance Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Governance Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Governance Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations—Corporate Governance.”

Among other actions described in the charter, the Governance Committee is authorized to:

•	develop and recommend the criteria to be used for identifying and evaluating director candidates;

•

identify, recruit candidates for and review the qualifications of, candidates for election to the Board, consistent with criteria established by the Board, as well as any minimum qualifications or diversity considerations the Board may deem appropriate;

•	assess the contributions and independence of Board members, including assessing the effectiveness of any diversity policy the Board may implement;

•

recommend to the Board candidates for election or re-election to the Board at the annual stockholders’ meeting and for appointment by the Board as necessary to fill vacancies and newly created directorships;

•	periodically review our executive level organizational structure, hiring practices, succession planning and management development;

•	recommend to the Board the membership of the Board’s various committees;

•	oversee the performance evaluation process for the Board and its committees, and report annually to the Board with an assessment of the Board’s performance; and

•	review the Corporate Governance Guidelines and recommend changes.

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. In 2010, the Governance Committee retained a third-party executive search firm, James & Co., to identify new Board candidates to replace Mr. Goldstein, who had indicated in 2010 a desire to retire from the Board as soon as a suitable replacement candidate could be identified. James & Co. was responsible for the identification of Ms. Slacik. The Governance Committee will also consider as potential nominees for our Board individuals recommended by stockholders. Stockholder recommendations should be submitted to the Governance Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Proposals of Stockholders.”

Once the Governance Committee has identified a prospective nominee, the Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee concerning the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request a third party search firm to gather additional information about the prospective nominee’s background and experience, as the Governance Committee did with several director candidates in 2010. The Governance Committee then evaluates the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the NYSE listing standards and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the member’s skills and experience in areas that are relevant to the Company’s businesses and activities, and the evaluation of other prospective nominees. In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

The Governance Committee met four times during 2010. The Board, in its business judgment, has determined that the members of the Governance Committee meet the independence requirements of the NYSE listing standards. The Governance Committee has recommended each of the Company’s directors who are standing for re-election.

FINANCE COMMITTEE

Our Finance Committee currently consists of Mr. Slotkin, who serves as its chairperson, Mr. Fekkai and Mr. Kantarian. The primary purpose of the Finance Committee is to assist the Board in fulfilling its oversight responsibilities in the area of financing arrangements and long-term strategy. Among other things, the Finance Committee reviews:

•	long-term financial and investment plans and strategies;

•	annual budgets;

•	short-term and long-term financing plans;

•	strategic plans and initiatives; and

•	major commercial and investment banking relationships.

Our Finance Committee became a standing committee of our Board in February 2011.

COMPENSATION OF OUTSIDE DIRECTORS

Under the current compensation plan, each independent director’s annual retainer is $40,000, payable in cash and Class A Common Stock, with a required minimum equity component of 25% (i.e., $10,000). The equity component is equal to the fees payable in stock to the director, divided by the closing price of a share of Class A Common Stock on the last business day of the quarter for which payment is being made. The annual fee paid to the chairperson of the Governance Committee is $7,000. The annual fee paid to the Lead Director and the chairperson of the Audit Committee is $15,000 each. The annual fee paid to the chairperson of the Compensation Committee is $25,000. Any special committee chairperson, which to date has included the Finance Committee, receives an annual fee of $25,000. Meeting fees for independent directors have been $1,500 for each in-person Board meeting attended, $1,000 for each telephonic Board meeting and $1,000 for each committee meeting in which the director participates either by phone or in person. In March 2011, however, the fees for Finance Committee members changed from a per meeting fee to a fee of $5,000 per month. The chairperson and meeting fees are payable only in cash.

Commencing with the first committee meetings following the Annual Meeting, many of these fees will change. The annual fee paid to the chairperson of the Governance Committee will be $10,000 and the annual fee paid to each of the chairpersons of the Audit Committee, Compensation Committee and Finance Committee and the Lead Director will be $20,000. Committee meeting fees for Audit Committee, Compensation Committee and Governance Committee meetings in which a director participates in person will increase to $1,500. In addition, directors will no longer be required to receive a minimum of 25% of their annual retainer in Class A Common Stock.

Under the current policy, each non-employee director also received an equity-based grant of $75,000 of value upon appointment or election/re-election to the Board. This grant was comprised 50% of restricted stock and 50% of options. The stock was priced at the closing on the date of issuance, and the stock options were priced using the Black-Scholes option valuation model. For grants made to new directors during the year, the grants are issued on the first business day of the month following a director’s appointment to the Board pursuant to our policy on equity issuances. For grants relating to a director’s election or re-election at an annual meeting of stockholders, the grants are issued on the date of such meeting.

Beginning with the equity-based grants made at the time of the Annual Meeting, however, the equity-based grants will change and decrease to $50,000 of value upon appointment or election/re-election to the Board and will be comprised entirely of RSUs representing the right to one share of our Class A Common Stock. The RSUs will be priced at the closing on the date of issuance. All grants related to a director’s appointment or election/re-election to the Board vest on the first anniversary of the grant. Grants under the directors’ compensation plan are issued pursuant to our Omnibus Plan.

All directors receive reimbursement of reasonable expenses incurred in connection with participation in Board and committee meetings.

DEFERRED COMPENSATION

Each non-employee director may defer the receipt of cash director fees into an interest-bearing cash account, which account accrues interest (credited to the account quarterly) at the prime rate published in the Wall Street Journal as in effect from time to time. Directors may also choose to defer shares of Class A Common Stock they would otherwise receive into a share account. Any shares credited to a share account are credited with additional shares, on an interest-free basis, having a value equal to dividends paid with respect to such shares, if any. The amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of shares in his or her share account, will be delivered to a director within 60 days following a director’s separation from service or death, with cash being paid in lieu of any fractional shares. Mr. Goldstein was the only director who elected to defer compensation, and he did so with respect to the shares of Class A Common Stock. The shares so deferred, plus cash in lieu of fractional shares, were delivered to Mr. Goldstein on January 7, 2011 in connection with his retirement from the Board.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines designed to encourage directors to have an equity interest in the Company and to help align their interests with the interests of stockholders. Each director must attain ownership of 5,000 shares within a five-year period. The target applies to shares owned outright.

Directors who do not meet the ownership test are required to hold 75% of shares that vest (net of shares withheld for tax obligations) until such time as the applicable target is achieved. All of our directors currently own in excess of 5,000 shares, except for Ms. Slacik, who only joined the Board in January 2011 and who is deemed to be in compliance with these guidelines while she accumulates additional shares within the five-year period.

The following table provides information on the amount of compensation received by our independent directors for the year ended December 31, 2010:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Charlotte Beers (3)	22,508	77,491	37,500	—	137,499
Frederic Fekkai (4)	49,006	47,494	37,500	—	134,000
Michael Goldstein (5)	60,502	54,997	37,500	—	152,999
Arlen Kantarian (6)	49,006	47,494	37,500	—	134,000
William Roskin (7)	81,506	47,494	37,500	—	166,500
Todd Slotkin (8)	96,506	47,494	37,500	—	181,500

(1)	Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments.” The stock award numbers reflect (i) the payment of all or a portion of the director’s annual retainer fees in shares of Class A Common Stock based on the closing price of the Class A Common Stock on the last business day of each fiscal quarter and (ii) a grant of $37,500 of grant date fair value in restricted stock upon re-election to the Board at the 2010 Annual Meeting. The number of shares received by each director for retainer fees was equal to the fees payable to the director in Class A Common Stock divided by the closing price of the Class A Common Stock on the last business day of such quarter. In 2010, the respective prices per share of the Class A Common Stock were: $5.58 on March 31, 2010, $4.92 on June 30, 2010, $4.74 on September 30, 2010 and $4.42 on December 31, 2010. For each of the restricted stock awards made on re-election, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares.
(2)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the assumptions used to determine grant date fair value, see Note 9 to our 2010 audited financial statements contained in our Annual Report on Form 10-K. Each director received a grant of $37,500 in grant date fair value in options (priced using the Black-Scholes option valuation model) on re-election to the Board at the 2010 Annual Meeting.
(3)	Ms. Beers elected to receive 100% of her retainer in stock or 8,195 shares in 2010. On June 3, 2010, she received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. As of December 31, 2010, Ms. Beers had options for 80,417 shares outstanding and 6,499 unvested shares of restricted stock.
(4)	Mr. Fekkai elected to receive 25% of his retainer in stock or 2,048 shares in 2010. On June 3, 2010, he received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. As of December 31, 2010, Mr. Fekkai had options for 43,841 shares outstanding and 6,499 unvested shares of restricted stock.

(5)	Mr. Goldstein served as a director until December 31, 2010. Mr. Goldstein elected to receive 50% of his retainer in stock with the exception of his last quarter of service in which he received 25% of his retainer in stock, or a total of 3,532.17 shares for 2010. On June 3, 2010, he received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. Mr. Goldstein deferred the receipt of all but 565 shares of his stock compensation until his service as a director ended. In addition, the Company accelerated the vesting of his June 3, 2010 grants such that they became fully vested or exercisable, as applicable, on his last day of service. As of December 31, 2010, Mr. Goldstein had options for 102,917 shares outstanding.
(6)	Mr. Kantarian elected to receive 25% of his retainer in stock or 2,048 shares in 2010. On June 3, 2010, he received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. As of December 31, 2010, Mr. Kantarian had options for 70,507 shares outstanding and 6,499 unvested shares of restricted stock.
(7)	Mr. Roskin elected to receive 25% of his retainer in stock or 2,048 shares in 2010. On June 3, 2010, he received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. As of December 31, 2010, Mr. Roskin had options for 70,151 shares outstanding and 6,499 unvested shares of restricted stock.
(8)	Mr. Slotkin elected to receive 25% of his retainer in stock or 2,048 shares in 2010. On June 3, 2010, he received a continuing director’s restricted stock grant of 6,499 shares and a continuing director’s option for 16,667 shares with an exercise price of $5.77 per share. As of December 31, 2010, Mr. Slotkin had options for 80,417 shares outstanding and 6,499 unvested shares of restricted stock.

Information regarding the compensation of Mr. Koppelman, who serves as an executive officer of the Company as well as a director, is included in the Summary Compensation Table below.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The names, ages and certain background information about our executive officers (other than Charles Koppelman, our Executive Chairman and PEO, whose biographical information is set forth above under “Election of Directors—Information Concerning Nominees”), including our Founder, are set forth below.

Martha Stewart, age 69, is the Founder and Chief Editorial, Media and Content Officer of the Company and the author of numerous books on the domestic arts, including entertaining. Ms. Stewart served as Chairman of the Board and Chief Executive Officer from the Company’s creation in 1996 until June 2003 when she resigned as a director, Chairman and Chief Executive Officer and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as Chief Creative Officer until March 2004 when she resigned and assumed the position of Founder, a non-officer position. The Board appointed Ms. Stewart Chief Editorial, Media and Content Officer on March 1, 2010. In 2006, Ms. Stewart settled insider trading charges with the SEC related to the personal sale of non-Company stock and accepted penalties that included a five-year bar from serving as a director of a public company and a five-year limitation on her service as an officer or employee of a public company. In 2004, she was found guilty in the United States District Court for the Southern District of New York of conspiracy, obstruction of an agency proceeding and making false statements to federal investigators in connection with the same sale.

Robin Marino, age 56, has served as President and Chief Executive Officer of Merchandising since June 2009. She has served as our President of Merchandising since June 2005 and was co-Chief Executive Officer from June 2008 to June 2009. From 1999 to 2005, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1996-1997), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1977-1989).

Peter A. Hurwitz, age 51, became our Executive Vice President and General Counsel in September 2009. Prior to joining the Company, Mr. Hurwitz was General Counsel and Executive Vice President at The Weinstein

Company (a multi-media entertainment company) from May 2006. Prior to that, he held positions as the Chief Administrative Officer for the Bank of Montreal’s Merchant Banking arm from January 2002 to April 2006, and General Counsel and Principal of The Chatterjee Group (an investment fund affiliated with Soros Fund Management at the time) from August 1994 to December 2001. A graduate of Georgetown University School of Law, Mr. Hurwitz has been associated with the law firms of Paul, Weiss, Rifkind, Wharton and Garrison and Milbank, Tweed, Hadley and McCloy.

Allison Jacques, age 46, became Interim Principal Financial and Accounting Officer on February 2, 2011. She had previously served as the Company’s Interim Principal Financial and Accounting Officer from January 1, 2009 to March 31, 2009. She has served as our Controller since December 2002. Prior to that, she served as the Assistant Controller since joining the Company in April 1997. From June 1991 until March 1997, Ms. Jacques served in various capacities of increasing responsibility in the finance department of General Media International, Inc. Prior to that, she worked at Grant Thornton LLP as a certified public accountant.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which amended Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote no less frequently than once every three calendar years to approve the compensation of the executive officers named in the Summary Compensation Table of this Proxy Statement (the “named executive officers” or “NEOs”), i.e., a say-on-pay vote. This vote is non-binding; however, because the Compensation Committee and the Board value stockholder input, they will consider the outcome of the vote when making compensation decisions.

The Company’s compensation philosophy, more fully described elsewhere in this Proxy Statement, including in the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, combines a mix of compensation elements designed to attract and retain executive talent and to encourage the achievement of short and long-term performance goals. To that end, our NEOs receive a mix of base salary, annual bonuses and long-term equity awards, all of which are reviewed at least annually by the Compensation Committee. Because of the structure of our compensation packages, a significant portion of our NEOs’ total potential compensation can be considered to be “at risk.” In addition, the Company has stock ownership and retention guidelines in place to align the interests of our NEOs with stockholder interests.

We are requesting your vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including in the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, is hereby approved.

OUR BOARD RECOMMENDS A VOTE FOR THIS RESOLUTION.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under another amendment to Section 14A of the Exchange Act made by Dodd-Frank, stockholders are also entitled to cast an advisory vote no less frequently than once every six calendar years on the frequency with which an advisory vote to approve the compensation of our named executive officers (i.e., a say-on-pay vote such as appears as Proposal 2) should occur. We are requesting your advisory vote on whether such a vote should occur every 1, 2 or 3 years.

The Board believes such a vote should occur every year (i.e., annually) in order to obtain valuable stockholder input on NEO compensation.

OUR BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF 1 YEAR.

Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal 3, you have four choices: you may cast your advisory vote for 1, 2 or 3 years or you may abstain. This vote is non-binding; however, because the Compensation Committee and the Board value stockholder input, they will consider the outcome of the vote when determining how frequently to seek advisory votes from our stockholders to approve the compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Members of the Compensation Committee

William Roskin (Chairperson)

Frederic Fekkai

Arlen Kantarian

Todd Slotkin

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from the current or planned programs summarized in this discussion.

COMPENSATION PHILOSOPHY

Our compensation philosophy is guided by our belief that achievement of our business goals depends on attracting and retaining executives with an appropriate combination of creative skill and managerial expertise. Our compensation program is designed to attract such executives and align their total compensation with the short and long-term performance of the Company. The Company’s compensation program is composed of base salary, annual bonus and equity compensation.

•	We provide our senior executives with base salaries commensurate with their backgrounds, skill sets and responsibilities;

•	We provide the opportunity to earn annual bonuses that are intended to reward our executives based on the performance of our Company and that of the executive; and

•

We make equity awards that vest over time in order to induce executives to remain in our employ and to align their interests with those of our other stockholders. We have moved towards equity compensation packages based primarily on stock options and RSUs because we believe these longer-term awards better align our executives’ interests with those of other stockholders.

The Compensation Committee reviews and administers the compensation program for each of our NEOs, including Martha Stewart, and certain other senior executives. For more information on the scope and authority of the Compensation Committee, see “Meetings and Committees of the Board—Compensation Committee” above.

Adjustments to compensation typically are set at a Compensation Committee meeting early in the calendar year after the Board has reviewed performance for the past year and prospects for the year ahead, although compensation decisions may be made throughout the year for a variety of reasons.

In early 2011, the Compensation Committee also reviewed a risk assessment of our compensation policies and practices that determined our compensation policies and practices do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company. Factors considered in making this determination included:

(1)	that our compensation mix for employees, including executives, recognizes that while long-term success is key, annual business and individual performance and adequate fixed compensation are also essential;

(2)	that target annual cash incentives are based on adjusted EBITDA (as defined below) and, in 2011, also on revenues (rather than the performance of our stock) and further adjusted based on individual contributions;

(3)	that annual cash incentives are targeted at no more than 100% of base salary and the bonuses of the most senior officers are capped at a maximum of 150% of base salary in the case of Mr. Koppelman and Ms. Marino and 75% of base salary in the case of Ms. Stewart;

(4)	that equity and equity-based awards have a retentive element and typically vest ratably over a three- or four-year period in the case of stock options and over a two- or three-year period in the case of RSUs; and

(5)	that the executives are subject to stock ownership guidelines, linking executives with the long-term interests of stockholders.

APPROACH TO ESTABLISHING TOTAL COMPENSATION LEVELS

Internal Review

Our executives receive a mix of base salary, the opportunity for performance-based annual bonuses and long-term equity or equity-based awards. We arrive at total compensation levels by determining appropriate levels for each element. The relative weight of each element is determined by the Compensation Committee based on its assessment of the effectiveness of each element in supporting our short-term and long-term strategic objectives. Base salary, benefits and performance-based bonuses relate to short-term incentives and encourage short-term performance; stock options and RSUs, which vest in various proportions over time or at the end of a fixed period, encourage a focus on achieving long-term performance goals.

In determining compensation for current NEOs, our Compensation Committee considers many variables, including each candidate’s respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:

•	the experience, knowledge, and performance of the senior executive in question;

•	the competitive market for similar executive talent;

•	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

•	the performance of the Company (and each of its operating segments) against internal performance targets;

•	how well an executive works across business segments to promote overall corporate goals;

•	future potential contributions of the executive;

•	pre-existing employment agreements between the Company and an NEO; and

•	compensation at former employers, in the case of new hires.

Based on this analysis, as described below, the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s employment agreement or annual review.

Market Review

In 2010, the Compensation Committee continued its relationship with FWC as its independent compensation consultant to provide advice to the Compensation Committee on the compensation program structure, including director compensation and individual compensation arrangements. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the Company. During 2010, FWC provided advice to the Compensation Committee with respect to equity-based awards to the NEOs and the compensation of directors.

In 2009, FWC provided a peer group proxy analysis of 24 companies (the “peer group”) selected with greater emphasis on industry rather than size for use in connection with evaluating the compensation of Mr. Koppelman, Ms. Marino and Kelli Turner, our former Chief Financial Officer, as described in greater detail under “Analysis of Elements of Total Compensation—Base Salaries” below. The peer group used in 2009 was comprised of the following companies:

1-800-Flowers.com	Estee Lauder	The New York Times
American Greetings	Guess	Playboy Enterprises
Cablevision	IAC/Interactivecorp	Polo Ralph Lauren
Kenneth Cole	The Knot	Scholastic
Discovery Communications	Lifetime Brands	Scripps Networks Interactive
Dreamworks Animation	Liz Claiborne	Sirius XM Radio
Elizabeth Arden	Media General	Steve Madden
Perry Ellis	Meredith Corp.	World Wrestling Entertainment

The data was collected from the then-most recently available proxy statements of these companies. When it adjusted the base salaries of Mr. Koppelman, Ms. Marino and Ms. Turner in November 2009, the Compensation Committee targeted compensation within the range of compensation paid by the peer group, but did not aim to meet specific benchmarks or percentiles. FWC did not provide a new peer group analysis for 2010.

ANALYSIS OF ELEMENTS OF TOTAL COMPENSATION

Base Salaries

While we believe it is appropriate for an executive’s total compensation package to be significantly conditioned on both the executive’s and the Company’s performance, we also recognize that base salary is an important element of consideration for services rendered by the executive. Accordingly, while we seek to keep base salaries competitive with the peer group, we also use our judgment to determine specific pay levels necessary to attract and retain executive talent. In addition, base salaries relate to the scope of the executive’s responsibility and his or her years of experience. Salary increases are based on the Compensation Committee’s evaluation of current and anticipated future performance and, in some cases, reflect additional responsibilities.

In 2010, Ms. Stewart’s annual talent compensation remained at the level provided for in her April 2009 employment agreement, $2 million. This amount had been determined on the basis of Ms. Stewart’s length of service and experience, as well as how critical her services were to the Company. The Compensation Committee utilized publicly available information in general circulation media on what similar celebrities were earning for relatively similar services to provide context in negotiating this amount.

The annual base salaries of our other named executive officers, except for Mr. Hurwitz, remained in 2010 at the same level that they were set in November 2009: Mr. Koppelman, $990,000; Ms. Marino, $700,000; and Ms. Turner, $425,000. The Compensation Committee did not believe additional increases were required.

Mr. Hurwitz’s base salary was $350,000 when he joined the Company in September 2009. The Compensation Committee increased his salary to $400,000 in June 2010, based on an assessment of his performance and to more appropriately reflect internal pay equity considerations.

Ms. Turner’s employment with the Company terminated effective February 1, 2011.

Annual Bonuses

Annual bonuses for the NEOs and others are designed to reflect the overall financial performance of the Company against pre-determined annual goals set by the Compensation Committee. The Compensation Committee also considers the individual’s performance of his or her job responsibilities. At target levels and beyond, these bonuses can represent a material part of our NEOs’ total compensation. The Compensation Committee retains discretion to adjust all awards.

Bonuses are typically awarded pursuant to the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan and, where applicable, the individual’s employment agreement or offer letter. Target bonuses are set as a percentage of the participant’s annual base salary. Since we believe that senior executives can have the greatest direct impact on the Company’s overall results, we typically set their bonus targets at a higher percentage of base salaries than other employees. Mr. Koppelman and Ms. Marino each have (and Ms. Turner had) target bonuses of 100% of their base salaries and Mr. Koppelman and Ms. Marino have maximum bonuses of 150% of base salary provided for in their employment agreements. Ms. Stewart has a target bonus of $1 million with a maximum annual bonus of 150% of that amount. Mr. Hurwitz has a target bonus of 70% of his base salary. Other senior executives, except those paid on a commission basis, generally have targets ranging from 20% to 70%, depending on responsibility, title and seniority.

At the start of 2010, the Compensation Committee determined that bonuses for 2010 for the NEOs would be based primarily on the Company’s achievement of an adjusted consolidated income (loss) before interest income or expense, taxes, depreciation and amortization, impairment, non-cash compensation expense and other expense (“adjusted EBITDA”) target of $8.8 million. We consider adjusted EBITDA an important indicator of operational strength because it captures all of the revenue and ongoing operating expenses of our business and is a measure widely used in the media and entertainment industry. The adjusted EBITDA target provided for 2010 was not achieved.

The Compensation Committee noted the strenuous efforts undertaken to reduce costs and to work with reduced staff (which increased the burdens on the remaining employees); the continuing efforts to stabilize the Publishing segment; the success the Company was experiencing in the Merchandizing segment in replacing the Kmart revenues following termination of the Company’s relationship with Kmart in January 2010; and recent developments, including the transition of the Company’s programming to Hallmark Channel. The Compensation Committee considered the recommendation of management to acknowledge these efforts by making recognition awards to certain employees for 2010 performance depending solely on the individual’s personal performance.

Because of their leadership during an environment that continued to be difficult throughout 2010, the Compensation Committee also approved recognition awards to certain of the NEOs, as an acknowledgement of that leadership and the contributions of each. The amounts of these awards are set forth below, along with the respective 2010 Company contribution of the applicable NEO intended to be recognized by the award. The Compensation Committee determined that there would not be recognition awards for Mr. Koppelman or Ms. Stewart.

	Bonus	Contribution
Robin Marino	$50,000	Ms. Marino’s contributions included the successful launch of the Home Depot program, the expansion of the business at Macy’s and the strong performance of crafts at Michaels and Jo-Ann Fabrics and Crafts.

Kelli Turner	$40,000	Ms. Turner’s contributions included her involvement in the numerous Hallmark Channel transactions and certain cost savings initiatives that she oversaw.

Peter Hurwitz	$35,000	Mr. Hurwitz successfully completed multiple transactions with Hallmark Channel, successfully disposed of numerous litigation matters and made numerous cost savings.

The Compensation Committee has decided that adjusted EBITDA and revenues will be used in determining whether bonuses will be paid under the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan for 2011 and, where applicable, employment agreements and offer letters, with 75% of the amount based on achieving the adjusted EBITDA target and 25% of the amount based on achieving the revenue target. Achievement of at least 80% of the EBITDA target is a prerequisite to payment of any amount for 2011. Awards are typically subject to adjustment based on individual performance during the year. The Compensation Committee does retain full discretion to make discretionary awards outside this plan to any employee, including NEOs, should it determine it is in the Company’s best interests to do so.

Long-Term Incentive Compensation

To succeed in our business goals, we need to recruit and retain key executives and creative talent. One tool to achieve this is to grant annual equity or equity-based awards. Because these awards vest over time or at a fixed future date, they provide an incentive to stay with the Company over the long term. These equity or equity-based awards also provide flexibility to the Compensation Committee to reward superior performance by senior executive officers.

Long-term incentive awards are typically granted annually (or, in the case of new hires, at the time they join the Company). However, there may also be awards made at other times during the year in connection with promotions or other unique circumstances.

All equity awards made since May 2008 were made pursuant to our Omnibus Plan, which was approved at our May 2008 annual meeting of stockholders. In 2008, we adopted a guideline on equity issuances. Under the guideline, unless otherwise specified, awards of equity determined during the course of any calendar month become effective on the first business day of the following calendar month. We then issue and price equity awards on that first business day of the month with an exercise price or value, as the case may be, equal to or based upon the closing price of our Class A Common Stock on that day. All stock options granted by the Company have been nonqualified stock options.

When determining the magnitude of a grant to an NEO or other senior executive, we consider the executive’s level of responsibility and other relevant factors. We tend to make these awards in bands that correlate closely to an executive’s title (e.g., Senior Vice Presidents receive larger awards than Vice Presidents), but, as noted above, an individual executive’s performance in the prior fiscal year might result in the executive receiving a greater or lesser grant. In the past few years, the Compensation Committee has shifted the mix of equity and equity-based awards, emphasizing options and RSUs. Although we have to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe options align the interests of recipients with those of stockholders because the recipient only realizes value if our Class A Common Stock appreciates above the grant date price. In March 2009, we also added RSUs as an instrument in our equity compensation arrangements. Since RSUs are settled on vesting in shares of our Class A Common Stock, their value to the recipient is also driven by the price of our Class A Common Stock. In 2009 and 2010, the RSUs that we awarded also initially included performance elements as further described below. Provided they are still perceived as offering the opportunity to deliver future value, we believe both options and RSUs help us retain our executives by having the awards vest over a period of years or at the end of a fixed period.

On March 1, 2010, the Company made awards of both options to purchase our Class A Common Stock and performance-based RSUs (“PRSUs”) to a number of senior employees and to the NEOs, as set forth in the table below:

	Options	PRSUs
Martha Stewart	300,000	—
Charles Koppelman	100,000	100,000
Robin Marino	70,000	70,000
Kelli Turner	50,000	50,000
Peter Hurwitz	20,000	29,500

All of these options vest ratably over a four-year period (25% on each anniversary). The PRSUs represented the right to acquire a number of shares of our Class A Common Stock, if any, depending upon the cumulative adjusted EBITDA of the Company, over a performance period that began on January 1, 2010 and ends on December 31, 2012. The overall value of the equity-based awards was intended to be consistent with prior year awards.

We had introduced PRSUs into our compensation mix in March 2009 (as further described below) to add an element of performance-based compensation beyond the performance reflected in the price of our Class A Common Stock. In connection with the 2010 PRSUs, if 100% of the adjusted EBITDA performance target were achieved, 100% of the PRSUs would vest on March 1, 2013; if 90% of the performance target were achieved, 80% of the PRSUs would vest on such date; and if 80% of the performance target were achieved, 50% of the PRSUs would vest on such date. None of the PRSUs were to vest if less than 80% of the performance target was achieved. Because of the continuing economic downturn, among other things, following the award of these PRSUs in March 2010, the Company’s performance was falling far short of what proved to be aggressive adjusted EBITDA targets. By fourth quarter 2010, it had become apparent that the adjusted EBITDA target could not be achieved and that the PRSUs had ceased to provide a source of retention to their recipients. As a result, in December 2010, the Compensation Committee approved the removal of the performance targets from the PRSUs held by existing employees, such that the PRSUs will vest on March 1, 2013, subject generally to continued employment. These modifications became effective in 2011 with respect to the PRSUs held by Mr. Koppelman, Ms. Marino and Mr. Hurwitz, as well as certain other employees that had received these awards. This allows these awards to once again function as a retention device and, to the extent their value is driven by the price of our Class A Common Stock, as a form of performance-based compensation.

In March 2009, the Company had awarded PRSUs to a number of senior employees, including each of Mr. Koppelman and Ms. Marino (70,000 PRSUs each) and then awarded 40,000 PRSUs (in a form identical to those of Mr. Koppelman and Ms. Marino) to Ms. Turner in April 2009. These were structured substantially the same as the PRSUs awarded in 2010 with proportional payout based on percentages of target cumulative adjusted EBITDA achieved and were to vest on December 31, 2011. The target cumulative adjusted EBITDA included in the 2009 PRSUs was substantially in excess of the target provided in the 2010 PRSUs. As a result, at the same time as it made the 2010 PRSU awards, in recognition of economic conditions and to provide for the continued retention of key employees, the Compensation Committee reduced the cumulative adjusted EBITDA target of the 2009 PRSUs, but eliminated any vesting below 100% of target. Concurrent with its approval of the removal of the performance targets from the 2010 PRSUs and in recognition of the fact that even the modified adjusted EBITDA target would not be achieved, the Compensation Committee also removed the performance targets from the 2009 PRSUs held by existing employees and extended the vesting date to March 1, 2012. These modifications became effective in 2011 with respect to the PRSUs held by Mr. Koppelman and Ms. Marino.

On March 1, 2011, the Company made awards of both options and RSUs, as set forth in the table below.

	Options	RSUs
Martha Stewart	150,000	—
Charles Koppelman	90,000	—
Robin Marino	90,000	25,000
Peter Hurwitz	75,000	25,000

The options vest with respect to 33% of the shares on each of March 1, 2012 and 2013 and with respect to 34% of the shares on March 1, 2014. The RSUs vest with respect to 50% of the shares on each of March 1, 2012 and March 1, 2013.

Perquisites and Personal Benefits

Our NEOs do not generally receive many of the perquisites found at other companies. However, see “Executive Compensation Agreements” and “Certain Relationships and Related Person Transactions—Transactions with Martha Stewart” for a discussion of the benefits received by Ms. Stewart pursuant to her employment agreement and the Intangible Asset License Agreement. Amounts and types of perquisites provided to Ms. Stewart and the other NEOs are included in the All Other Compensation column of the Summary Compensation Table and the footnotes to that column.

We also allow Ms. Stewart and Mr. Koppelman to use our aircraft for personal travel on a limited basis. Ms. Stewart did not make any personal use of the aircraft in 2010 and Mr. Koppelman personally used the aircraft once in 2010. The incremental cost of his personal use of the aircraft is included in the All Other Compensation column of the Summary Compensation Table.

Senior management is eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, which includes receiving Company matching contributions.

Separation Arrangements

In line with our efforts to attract and retain executives with creative skill and managerial excellence, we have employment agreements with Mr. Koppelman, Ms. Stewart and Ms. Marino that provide for benefits in connection with certain termination events. Mr. Hurwitz does not have an employment agreement, but is entitled to one year of salary and target bonus in the event of termination without cause. These arrangements, as well as the arrangement we had with Ms. Turner pursuant to her employment agreement, are described below under “Potential Payments Upon Termination or Change in Control.”

Employee Stock Ownership/Retention Guidelines

Our employee stock ownership/retention guidelines are intended to encourage executive officers to maintain an equity interest in the Company to help further align their interests with the interests of other stockholders. Each executive officer must attain the following ownership requirements within a five-year period. The targets apply to shares owned outright.

Principal Executive Officer:	60,000 shares
All other executive officers:	20,000 shares

Officers who do not meet the ownership test are required to hold 75% of vested shares (net of shares withheld for tax obligations) until such time as the applicable target is achieved. This requirement does not, however, apply to shares granted as part of a bonus payment.

Currently, Mr. Koppelman and Ms. Marino hold shares in excess of the required number; and Mr. Hurwitz, who joined the Company in September 2009, is deemed to be in compliance with these guidelines while he accumulates additional shares within the five-year period.

Ms. Stewart beneficially owns 49.5% of the outstanding shares of the Company’s common stock.

Other Policies

We consider hedging an inappropriate trading practice. We do not allow our directors, officers or employees to invest in derivatives of our securities, including trading in puts, calls and options, without the prior approval of our Board.

We have yet to adopt a formal policy fixing a course of action with regard to compensation adjustments following a restatement of financial results. We expect to do so once the SEC issues rules in this area as it has been directed by Dodd-Frank.

Tax Issues

The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The table that follows summarizes the total compensation paid or earned by each NEO for the fiscal year ended December 31, 2010:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen- sation ($)		Total ($)
Charles Koppelman	2010	990,000	—		931,600	261,042	—	85,583	(3)	2,268,225
Executive Chairman and Principal Executive Officer	2009	912,115	—		—	475,730	659,999	74,214		2,122,062
	2008	152,308	—		3,641,951	1,982,739	67,500	2,171,759		8,016,257

Kelli Turner	2010	425,000	40,000	(4)	493,200	130,521	—	12,952	(5)	1,101,673
CFO	2009	279,327	—		—	215,606	283,332	1,489		779,754

Martha Stewart	2010	2,000,000	—		—	783,125	—	3,124,262	(6)	5,907,387
Founder/Chief Editorial, Media and Content Officer	2009	1,714,423	3,114,231		—	735,219	666,667	3,553,965		9,784,505
	2008	900,000	495,000		—	1,920,000	—	3,703,336		7,018,336

Robin Marino	2010	700,000	50,000	(4)	767,200	182,729	—	11,382	(7)	1,711,311
President and CEO of Merchandising	2009	656,731	—		—	285,438	466,669	9,672		1,418,510
	2008	599,449	150,000		519,650	1,095,237	83,550	50,342		2,498,228

Peter Hurwitz	2010	376,923	35,000	(4)	161,660	52,208	—	17,951	(8)	643,742
General Counsel	2009	80,769	—		—	278,859	61,248	3,558		424,434

(1)	Amounts represent the aggregate grant date fair value of stock awards and, in 2010, the incremental fair value of modified awards, each as computed in accordance FASB ASC Topic 718. For each of the restricted stock awards made under the Omnibus Plan, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares. For each of the restricted stock awards made under the 1999 Stock Incentive Plan, grant date fair value was calculated using the closing price on the date prior to the grant date multiplied by the number of shares. The 2009 stock awards were in the form of PRSUs. Based on the probable outcome of the performance conditions associated with the 2009 PRSUs, the grant date fair value was zero, which was the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date under FASB ASC Topic 718. In March 2010, the 2009 PRSUs were modified to reduce the cumulative adjusted EBITDA target and eliminate any vesting below 100% of performance target. The 2010 amount includes the incremental fair value of the modified 2009 PRSUs, computed as of the modification date in accordance with FASB ASC Topic 718. Assuming the probable outcome of the modified performance conditions, but excluding the amount of estimated forfeitures, the incremental fair value at probable outcome was the same as the incremental fair value at the highest level of performance. The 2010 amount also includes the grant date fair value of stock grants in 2010, all of which were PRSUs, assuming the probable outcome of the performance conditions associated with PRSUs, but excluding the amount of estimated forfeitures. The grant date fair value at probable outcome was the same as the grant date fair value at the highest level of performance conditions. Please also refer to the Grants of Plan-Based Awards in 2010 table and “Compensation Discussion and Analysis” for information on stock awards made or modified in 2010. These amounts do not represent the actual value that may be realized by the NEOs.
(2)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the assumptions used to determine the grant date fair value, see Note 9 to our 2010 audited financial statements contained in our Annual Report on Form 10-K. Please also refer to the Grants of Plan-Based Awards in 2010 table for information on option awards made in 2010. These amounts do not represent the actual value that may be realized by the NEOs.
(3)	Mr. Koppelman’s 2010 other compensation of $85,583 consists of $60,000 for his use of a driver, as well as life insurance premiums, matching contributions to the 401(k) plan and the incremental cost of his personal use of the Company jet.
(4)	The Company did not satisfy the adjusted EBITDA target established by the Compensation Committee in 2010 under the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan. However, the Compensation Committee approved payment of recognition awards to certain NEOs in the indicated amounts.
(5)	Ms. Turner’s 2010 other compensation of $12,952 consists of matching contributions to the 401(k) plan, commuting expenses, a tax gross-up related to commuter expenses and life insurance premiums.
(6)	Ms. Stewart’s 2010 other compensation of $3,124,262 consists of (i) $2,545,041 in fees and expenses for which we are responsible under the Intangible Asset License Agreement; (ii) $248,328 of union required and other fees earned as talent on our television show; (iii) $119,039 for security services; (iv) $81,330 for the portion of personnel costs for individuals performing work for Ms. Stewart for which we were not reimbursed; (v) $55,725 for a weekend driver; (vi) life insurance premiums, expenses for personal fitness provided in her capacity as on-air talent (including $29,538 for a trainer), a charitable contribution, and utilities and telecommunications services; and (vii) vendor/advertiser supplied samples/products with no incremental cost to the Company. See “Certain Relationships and Related Person Transactions—Transactions with Martha Stewart.”
(7)	Ms. Marino’s 2010 other compensation of $11,382 consists of matching contributions to the 401(k) plan and life insurance premiums.
(8)	Mr. Hurwitz’s 2010 other compensation of $17,951 consists of matching contributions to the 401(k) plan, commuting expenses, a tax gross-up related to commuter expenses and life insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles Koppelman	N/A	—	990,000	1,485,000							—	—
	3/1/2010				50,000	100,000	—					931,600	(3)
	3/1/2010								100,000	(4)	5.48	261,042

Kelli Turner	N/A	—	425,000	—								—
	3/1/2010				25,000	50,000	—					493,200	(3)
	3/1/2010								50,000	(4)	5.48	130,521

Martha Stewart	N/A	—	1,000,000	1,500,000	—	—	—					—
	3/1/2010								300,000	(4)	5.48	783,125	(3)

Robin Marino	N/A	—	700,000	1,050,000								—
	3/1/2010				35,000	70,000	—					767,200	(3)
	3/1/2010								70,000	(4)	5.48	182,729

Peter Hurwitz	N/A	—	280,000	—	—		—					—
	3/1/2010				14,750	29,500						161,660	(3)
	3/1/2010								20,000	(4)	5.48	52,208

(1)	Amounts represent target amounts payable to each NEO pursuant to each officer’s employment agreement or offer letter, as applicable. The adjusted EBITDA target provided for 2010 was not achieved. However, the Compensation Committee did approve recognition awards to certain of the NEOs, the amounts of which are set forth in the Bonus column of the Summary Compensation Table.
(2)	At grant, the 2010 PRSUs represented the right to acquire a number of shares depending upon the Company’s cumulative adjusted EBITDA over a performance period that began on January 1, 2010 and ends on December 31, 2012. The 2010 PRSUs were to vest based on performance. None of the 2010 PRSUs were to vest if the Company failed to meet 80% of the cumulative adjusted EBITDA target; 50% were to vest at 80% of the target; 80% were to vest at 90% of the target and 100% were to vest at 100% of target. Based on the probable outcome of the performance conditions associated with the 2010 PRSUs, the grant date fair value was the same as the grant date fair value at the highest level of performance conditions. In recognition of changing economic conditions and to ensure continued retention of key employees, in December 2010 the Compensation Committee approved the elimination of targets for both the 2010 PRSUs and 2009 PRSUs, which modifications became effective in 2011. For a further discussion of these modifications, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above.
(3)	Includes the grant date fair value of the 2010 PRSUs 2010 as follows: Mr. Koppelman, $548,000; Ms. Turner, $274,000; Ms. Marino, $383,600; and Mr. Hurwitz, $161,660. Also includes the incremental fair value of the 2009 PRSUs when modified in March 2010 as follows: Mr. Koppelman, $383,600; Ms. Turner, $219,200; and Ms. Marino, $383,600. See Note 1 to the Summary Compensation Table.
(4)	Twenty-five percent of the shares subject to the option vested on March 1, 2011. The remaining shares subject to the option will vest in approximately equal amounts on each of March 1, 2012, March 1, 2013 and March 1, 2014.

EXECUTIVE COMPENSATION AGREEMENTS

EMPLOYMENT AGREEMENT WITH CHARLES KOPPELMAN

Charles Koppelman became our Executive Chairman and PEO in July 2008. On September 17, 2008, we entered into an employment agreement with Mr. Koppelman in that capacity. The agreement was amended in non-substantive aspects on October 29, 2010.

The employment agreement with Mr. Koppelman is in effect until December 31, 2012. The agreement automatically extends for additional 12-month periods thereafter unless either the Company or Mr. Koppelman provides written notice to the other of its intention not to extend the agreement by June 30th before the then-scheduled expiration date. Mr. Koppelman’s agreement provided for an annual base salary of $900,000, subject to increase at the discretion of the Board. The Compensation Committee increased Mr. Koppelman’s base salary to $990,000, effective November 1, 2009. The agreement also provides for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals established by the Compensation Committee. For 2010, Mr. Koppelman did not receive a bonus.

In connection with his employment agreement, we granted Mr. Koppelman a restricted stock award of 425,000 shares of our Class A Common Stock on October 1, 2008, of which 100,000 shares will vest if and only if the fair market value (as defined in the Omnibus Plan) of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term (as defined in the employment agreement); and 100,000 shares will vest if and only if the fair market value of the Class A Common Stock is at least $25 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term. In connection with his employment agreement, Mr. Koppelman also received an option to purchase 600,000 shares of Class A Common Stock on October 1, 2008. The agreement contemplates that, in the discretion of the Board or the Compensation Committee, Mr. Koppelman would receive additional equity awards. See the Grants of Plan-Based Awards in 2010 table for information on Mr. Koppelman’s equity-based awards in 2010.

The Company agreed to reimburse Mr. Koppelman up to $60,000 per year for the use of a driver (payable monthly in arrears), and, to the extent feasible and available, will provide Mr. Koppelman with office space for others working with him on non-Company related matters, the cost of which will be reimbursed to the Company by Mr. Koppelman. Mr. Koppelman is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent he meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We pay or reimburse Mr. Koppelman for all reasonable business expenses, including first-class air transportation or travel on a private plane.

The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Mr. Koppelman cannot compete with the Company for an 18-month period following termination (unless the agreement expires in accordance with its term or Mr. Koppelman terminates the agreement for good reason (as defined in the agreement)) and may not solicit Company personnel for a 24-month period following termination.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Mr. Koppelman’s employment agreement.

EMPLOYMENT AGREEMENT WITH MARTHA STEWART

On April 9, 2009, the Company entered into an amended and restated employment agreement with Martha Stewart, effective as of April 1, 2009. This agreement extends until March 31, 2012. Ms. Stewart received a $3 million make-whole/retention payment in connection with her execution of the agreement, which amount is subject to pro-rata forfeiture in the event Ms. Stewart terminates the agreement without good reason (as defined in the agreement) or the Company terminates the agreement with cause (as defined in the agreement).

Under the agreement, for her services as a performer, for making public appearances, and as an author and provider of content, Ms. Stewart is entitled to talent compensation of $2 million per year, subject to annual review by the Board and increases in the Board’s discretion. Ms. Stewart is also entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of the Company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to $1 million and a maximum annual bonus equal to 150% of the target amount. For 2010, Ms. Stewart did not receive a bonus. If Ms. Stewart serves as on-air talent on shows other than The Martha Stewart Show produced after April 1, 2009, she is entitled to additional compensation to be determined by mutual agreement of Ms. Stewart and the Board (or if they cannot agree, by an independent expert), as well as 10% of the adjusted gross revenues (as defined in the agreement) associated with re-runs of such shows.

Ms. Stewart is entitled to participate in all of the Company’s welfare benefit plans and programs for the benefit of senior executives, on a basis no less favorable than in effect immediately prior to April 1, 2009, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained for the benefit of senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to that date, although she may receive annual grants of stock options, in the discretion of the Board. See the Grants of Plan-Based Awards in 2010 table for information on Ms. Stewart’s stock option award in 2010.

Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to April 1, 2009 and subject to the Company’s current expense reimbursement policies. The Company must also provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to April 1, 2009 and must also pay for or reimburse her for certain security and communications expenses.

The employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with the Company or solicit its employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company for cause or by Ms. Stewart without good reason, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment. The non-disparagement provisions, which preclude both the Company and Ms. Stewart from making disparaging or derogatory statements about the other in communications that are public or that may be reasonably expected to be publicly disseminated to the press or the media, apply during her term of employment and for two years thereafter in all events.

See “Certain Relationships and Related Person Transactions—Transactions with Martha Stewart” for a discussion of certain payments constituting Other Compensation. See also “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Ms. Stewart’s employment agreement.

EMPLOYMENT AGREEMENT WITH ROBIN MARINO

We executed an agreement with Robin Marino, effective as of June 11, 2008 and extending until December 31, 2011, pursuant to which she currently serves as President and Chief Executive Officer of Merchandising.

The agreement automatically extends for additional 12-month periods thereafter unless either the Company or Ms. Marino provides written notice to the other of its intention not to extend by June 30th before the then-scheduled expiration date. The annual base salary set forth in Ms. Marino’s employment agreement was $650,000, subject to increase by the Board. The Compensation Committee increased Ms. Marino’s annual salary to $700,000 effective November 1, 2009. In addition, Ms. Marino is eligible for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals established by the Compensation Committee. For 2010, Ms. Marino received a recognition payment of $50,000. See “Compensation Discussion and Analysis” for a discussion of this payment.

In connection with her employment agreement, Ms. Marino received a restricted stock award of 50,000 shares of our Class A Common Stock and an option to acquire 100,000 shares of our Class A Common Stock. The agreement contemplates that Ms. Marino will continue to participate in our annual stock incentive program and receive awards as determined by the Compensation Committee from time to time. See the Grants of Plan-Based Awards in 2010 table for information on Ms. Marino’s equity-based awards in 2010.

Ms. Marino is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

The agreement also contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Marino cannot solicit Company personnel or compete with the Company in connection with her line of business for the 18-month period following termination (unless, in the case of the non-compete, the agreement expires in accordance with its term).

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Marino’s employment agreement.

EMPLOYMENT AGREEMENT WITH KELLI TURNER

The Company entered into an employment agreement with Kelli Turner on March 24, 2009 pursuant to which she served as the Company’s Executive Vice President and Chief Financial Officer. The agreement commenced on March 31, 2009 and had a two-year term. Ms. Turner’s employment with the Company terminated effective February 1, 2011. The annual base salary set forth in Ms. Turner’s employment agreement was $375,000, subject to increase by the Board. The Compensation Committee increased Ms. Turner’s annual salary to $425,000 effective November 1, 2009. In addition, Ms. Turner was eligible for an annual cash bonus with a target of 100% of base salary, based upon, among other criteria, assessment of her performance and overall Company financial performance. For 2010, Ms. Turner received a recognition award of $40,000. See “Compensation Discussion and Analysis” for a discussion of this award and the Grants of Plan-Based Awards in 2010 table for information on Ms. Turner’s equity-based awards in 2010.

Ms. Turner was entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she met the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

The agreement also contained customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Turner cannot compete with the Company for the 12-month period following her termination and may not solicit Company personnel for a 24-month period following termination.

COMPENSATION OF PETER HURWITZ

Mr. Hurwitz is not subject to an employment agreement, although he would be entitled to payments in the event of a termination without cause, as set forth under “Potential Payments Upon Termination or Change in Control.” Pursuant to his September 1, 2009 offer letter, Mr. Hurwitz received a base salary of $350,000, which salary was increased by the Compensation Committee to $400,000 effective June 7, 2010. In addition, he is eligible for an annual bonus with a target of 70% of base salary. For 2010, Mr. Hurwitz received a recognition award of $35,000. See “Compensation Discussion and Analysis” for a discussion of this award and the Grants of Plan-Based Awards in 2010 table for information on Mr. Hurwitz’s equity-based awards in 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Charles Koppelman	25,000			10.61	7/22/2014
	200,000			28.55	1/24/2015
	200,000			20.35	10/27/2015
	7,500			17.31	5/17/2016
	7,500			18.09	5/17/2017
	7,500			9.09	5/20/2018
	396,000	204,000	(3)	8.53	9/30/2015
	137,500	412,500	(4)	1.96	2/28/2019
		100,000	(5)	5.48	2/28/2020
						66,667	(3)	294,668
									200,000	(6)	884,000
									70,000	(7)	309,400
									100,000	(8)	442,000

Kelli Turner	45,000	135,000	(9)	2.66	3/31/2019
		50,000	(9)	5.48	2/28/2020
									40,000	(9)	176,800
									50,000	(9)	221,000

Martha Stewart	150,000			15.90	2/15/2012
	495,000	255,000	(10)	7.04	3/02/2015
	212,500	637,500	(4)	1.96	2/28/2019
		300,000	(5)	5.48	2/28/2020

Robin Marino	198,000	102,000	(10)	7.04	3/02/2015
	66,000	34,000	(3)	8.53	9/30/2015
	82,500	247,500	(4)	1.96	2/28/2019
		70,000	(5)	5.48	2/20/2020
						5,100	(11)	22,542
						17,000	(3)	75,140
									70,000	(7)	309,400
									70,000	(8)	309,400

Peter Hurwitz	25,000	75,000	(12)	5.80	9/30/2019
		20,000	(5)	5.48	2/28/2020
									29,500	(8)	130,390

(1)	Options are granted at an exercise price equal to the fair market value on the date of grant. Under the Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Employee Stock Incentive Plan, fair market value is defined as the closing price of Class A Common Stock on the last business day before the grant. Under the Omnibus Plan, fair market value is defined as the closing price of Class A Common Stock on the date of grant.
(2)	Market value is calculated by multiplying the number of shares that have not vested by $4.42, the closing market price of the Class A Common Stock on December 31, 2010.
(3)	These shares will vest on October 1, 2011.
(4)	One-third of the shares vested on March 1, 2011. An additional one-third will vest on March 1, 2012 and March 1, 2013.
(5)	Twenty-five percent of the shares vested on March 1, 2011. An additional 25% will vest on each of March 1, 2012, March 1, 2013 and March 1, 2014.
(6)	Of these shares, 100,000 will vest if and only if the fair market value of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days and 100,000 shares will vest if and only if the fair market value is at least $25 on each of the immediately preceding 60 consecutive trading days.

(7)	These PRSUs were to have vested, if at all on December 31, 2011; as a result of the 2011 modification they will now will vest on March 1, 2012.
(8)	These PRSUs will vest on March 1, 2013.
(9)	Award cancelled on Ms. Turner’s termination, February 1, 2011.
(10)	These shares will vest on August 15, 2011.
(11)	These shares vested on February 6, 2011.
(12)	One-third of the shares will vest on each of October 1, 2011, October 1, 2012 and October 1, 2013.

OPTION EXERCISES AND STOCK VESTED DURING 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charles Koppelman	—	—	66,666	316,664
Robin Marino	—	—	34,379	181,366

(1)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of the Class A Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show certain potential payments that would have been made to an NEO had a termination hypothetically occurred on December 31, 2010 under various scenarios, or had a change in control hypothetically occurred on December 31, 2010. In accordance with SEC rules, the potential payments were determined under the terms of each NEO’s respective employment agreement, if any. The terms of these agreements, including the obligations of the NEOs in respect of non-competition, non-solicitation and non-disparagement following termination, are detailed above under “Executive Compensation Agreements” above.

The tables do not include the value of vested but unexercised stock options as of December 31, 2010. The Benefit Continuation expense was calculated using COBRA rates for medical, dental, vision and life insurance coverage as in effect on December 31, 2010, except where otherwise specified. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to an NEO or the value of accelerated equity awards depend on several factors, the actual amounts to be paid out or the value received upon an NEO’s termination of employment or upon a change in control can only be determined at the time of the event. In all events of termination, an NEO is entitled to earned but unpaid salary, benefits (including accrued vacation) and unreimbursed business expenses through the date of termination. This table assumes that our pay period ended on, and included pay for, December 31, 2010, and that there was no accrued vacation at such date. Ms. Turner’s employment with the Company terminated effective February 1, 2011, and she received no payments as a result.

Value of Accelerated Equity Awards (2)
Charles Koppelman: (1)	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($) (3)	Total ($)
Change in Control	—	—	1,014,750	294,668	1,309,418
Termination by Company without “cause”/by employee for “good reason” (4)	1,485,000	6,606	1,014,750	294,668	2,801,024
Termination for cause	—	—	—	—	—
Disability			—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

Value of Accelerated Equity Awards (2)
Kelli Turner: (1)	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($)	Total ($)
Change in Control	—	—	237,600	—	237,600
Termination by Company without “cause”/by Employee for good reason (5)	106,250	—	—	—	106,250
Termination for cause	—	—	—	—	—
Disability			—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

(See footnotes on following page)

Martha Stewart:	Cash Severance ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards (2)		Total ($)
			Options ($)	Restricted Stock and RSUs ($)
Change in Control	—	—	1,568,250	—	1,568,250
Termination by Company without “cause”/by employee for “good reason” (6)	8,000,000	16,691	—	—	8,016,691
Termination for cause	—	—	—	—	—
Disability	2,500,000	—	—	—	2,500,000
Death	2,500,000	—	—	—	2,500,000
All other	—	—	—	—	—

Robin Marino: (1)	Cash Severance ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards (2)		Total ($)
			Options ($)	Restricted Stock and RSUs ($) (3)
Change in Control	—	—	608,850	97,682	706,532
Termination by Company without “cause”/by employee for “good reason” (7)	1,050,000	8,766	608,850	97,682	1,765,297
Termination for cause	—	—	—	—	—
Disability			—	22,542	22,542
Death	—	—	—	22,542	22,542
All other	—	—	—	—	—

	Cash Severance ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards (2)		Total ($)
Peter Hurwitz:			Options ($)	Restricted Stock and RSUs ($) (3)
Change in Control	—	—	—	—	—
Termination by Company without “cause” (8)	680,000	—	—	—	—
Termination by employee for “good reason”	—	—	—	—	—
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

(1)	The employment agreements for Mr. Koppelman and Ms. Marino provide for, and that of Ms. Turner provided for, a pro rata bonus, for the year of termination if performance targets are met and bonuses are paid to similarly situated executives, with such bonuses to be paid at the time such other bonuses are paid, such that no additional bonus amount would have been payable to these individuals as of December 31, 2010.
(2)	Based on the closing stock price of the Class A Common Stock on December 31, 2010 of $4.42. The value of the options is the difference between $4.42 and the applicable exercise price. Options with exercise prices that exceeded the closing price would not result in a benefit had the vesting of these options been accelerated, and therefore such options are not included in the table.
(3)	If the January 2011 modifications of the 2009 PRSUs and 2010 PRSUs were assumed to have occurred prior to December 31, 2010, Mr. Koppelman would have received an additional $442,000 on a change in control and an additional $154,700 on a termination by Company without “cause”/by employee for “good reason.” Ms. Marino and Mr. Hurwitz would have received an additional $309,400 and $130,390, respectively, on a change in control.

(4)	Under Mr. Koppelman’s employment agreement, he would have been entitled to receive a lump-sum payment equal to 18 months of salary, immediate vesting of any unvested option, restricted stock and RSU awards (but not performance shares); and continuation of coverage under our health insurance plan for two years at the active employee rate, or less if Mr. Koppelman obtains subsequent employer-provided coverage; in all cases subject to his execution of a release in favor of the Company.
(5)	Under Ms. Turner’s employment agreement, she would have been entitled to receive continued payment of base salary for the remainder of her employment term (through March 31, 2011).
(6)	Under Ms. Stewart’s employment agreement, in the event of her death, the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012. If she is disabled, the talent compensation continues unless the agreement is terminated, in which event the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012. (Amounts in the table reflect the full talent compensation without reduction.) Also, under Ms. Stewart’s employment agreement, if the Company terminates her employment without cause or she terminates her employment for good reason, she would be entitled to a lump-sum payment equal to the sum of: (a) talent compensation and accrued vacation pay (which for purposes of this table we are assuming is zero) through the date of termination, (b) $3,000,000, and (c) the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement. In such cases, the Company must also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance coverage to which she was otherwise entitled under the agreement. Upon a termination by the Company without cause or her termination for good reason, the Company would also be required to continue to provide Ms. Stewart with the use of automobiles and drivers and to provide her with offices and assistants for three years.

The above table does not include any value for use of automobiles and drivers, offices and assistants by Ms. Stewart for a three-year period following such a termination, or payments that would result from the simultaneous termination of the Intangible Asset License Agreement and the Intellectual Property License Agreement. For more information, see “Certain Relationships and Related Person Transactions—Transactions with Martha Stewart.”

(7)	Under Ms. Marino’s employment agreement, she would have been entitled to receive a lump-sum payment of 18 months of salary and immediate vesting of unvested option, restricted stock and RSU awards (other than the March 2008 option award). Ms. Marino also would receive continuation of coverage under our health insurance plan for up to 18 months at the active employee rate, or less if Ms. Marino obtains subsequent employer-provided coverage; in all cases subject to her execution of a release in favor of the Company.
(8)	Under Mr. Hurwitz’s offer letter, he would have been entitled to receive a lump-sum payment of one year’s salary and a full one year’s bonus, subject to his execution of a release in favor of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of March 24, 2011 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the NEOs and (4) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each is 601 West 26th Street, New York, New York 10001.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated, each person has sole voting and investment power over the shares shown in this table. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing each of the Ms. Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class A Common Stock (and all directors and executive officers as a group), but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Martha Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class B Common Stock.

Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

	Class A Common Stock			Class B Common Stock		% Total Voting Power
Name	Shares		%	Shares	%
Martha Stewart	28,099,241	(1)	50.0	26,067,961	100.0	90.3	(2)
Alexis Stewart	28,043,862	(3)	49.9	26,067,961	100.0	90.3	(2)
Martha Stewart Family Limited Partnership	26,151,295	(4)	47.5	26,067,961	100.0	90.0	(2)
Royce & Associates, LLC	1,956,150	(5)	6.7	—	—
BlackRock, Inc.	1,693,900	(6)	5.8	—	—	*
Charles Koppelman	1,534,580	(7)	5.1	—	—	*
Charlotte Beers	107,974	(8)	*	—	—	*
Frederic Fekkai	57,183	(9)	*	—	—	*
Arlen Kantarian	96,163	(10)	*	—	—	*
William Roskin	85,073	(11)	*	—	—	*
Claudia Slacik	8,352		*	—	—
Todd Slotkin	86,729	(12)	*	—	—	*
Kelli Turner	12,736	(13)	*	—	—	*
Robin Marino	531,783	(14)	1.8	—	—	*
Peter Hurwitz	32,485	(15)	*	—	—	*
All directors and executive officers as a group (11 persons)	30,689,368	(16)	53.0	26,067,961	100.0	90.7

*	The percentage of shares or voting power beneficially owned does not exceed 1%.
(1)

These shares include (i) 4,100 shares of the Class A Common Stock held by Ms. Stewart, (ii) 1,145,000 shares of the Class A Common Stock that are subject to exercisable options and (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee and as to which she has sole voting and dispositive power. These shares also include (a) 83,334 shares of Class A Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the sole general partner, (b) 26,067,961 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, (c) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee and (d) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director and as to which she has shared voting and dispositive power. In addition, Martha Stewart may be deemed to beneficially own 721,112 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Martha Stewart is a co-trustee and as to which she shares voting and dispositive power.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the Company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).
(3)	Includes 1,105 shares of Class A Common Stock and 21,250 shares subject to exercisable options, owned directly by Alexis Stewart, as to which she has sole voting and dispositive power. In addition, Alexis Stewart may be deemed to beneficially own 721,112 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Alexis Stewart is a co-trustee and as to which she shares voting and dispositive power. Ms. Alexis Stewart may also be deemed to beneficially own 27,300,395 shares of Class A Common Stock pursuant to (i) a revocable proxy, dated as of October 6, 2004, whereby Martha Stewart appointed Alexis Stewart as her true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by Martha Stewart from time to time, and a power of attorney, dated as of October 6, 2004, whereby MSFLP appointed Alexis Stewart as its true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by MSFLP from time to time. These shares include the following: (i) 4,100 shares of the Class A Common Stock held by Martha Stewart, (ii) 1,145,000 shares of Class A Common Stock owned by Martha Stewart that are subject to exercisable options, (iii) 83,334 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and (iv) 26,067,961 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to all of which she is deemed to share voting and dispositive power.
(4)	Consists of (i) 26,067,961 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, and (ii) 83,334 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to which MSFLP is deemed to share voting and dispositive power. Our policy governing transactions in our securities by directors, officers or employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b 5-1 under the Exchange Act. We have been advised that on May 13, 2010, MSFLP entered into such a trading plan.
(5)	Based on a Schedule 13G filed on January 14, 2011. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(6)	Based on a Schedule 13G/A filed on February 2, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(7)	Consists of 391,080 shares of Class A Common Stock and options to acquire 1,143,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days. Of such shares, 400,000 shares of Class A Common Stock are pledged to secure a loan.
(8)	Consists of 44,224 shares of Class A Common Stock and options to acquire 63,750 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(9)	Consists of 30,009 shares of Class A Common Stock and options to acquire 27,174 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(10)	Consists of 42,323 shares of Class A Common Stock and options to acquire 53,840 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(11)	Consists of 31,589 shares of Class A Common Stock and options to acquire 53,484 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(12)	Consists of 22,979 shares of Class A Common Stock and options to acquire 63,750 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(13)	Assumes no sales or purchases of Class A Common Stock by Ms. Turner subsequent to her termination of employment.
(14)	Consists of 85,283 shares of Class A Common Stock and options to acquire 446,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(15)	Consists of 3,485 shares of Class A Common Stock and options to acquire 29,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.
(16)	Includes the rights to acquire 28,895,923 shares of Class A Common Stock as of March 24, 2011 or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by the SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2010 transactions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Historically, including in 2010, we have had our officers, directors and significant stockholders answer a questionnaire asking them if they knew of any transactions related to the Company from which parties related to any such individuals have benefited. Our executives and directors were, and are, prohibited from allowing such relationships to affect the way they perform their duties.

In July 2010, the Company adopted new written related-person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures involve the evaluation of any transactions or arrangements between the Company and any related person (including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each) or any entity in which any related person is employed, is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Under the related person policies and procedures, the related person or the employee responsible for the proposed related person transaction must notify the Chief Financial Officer or the General Counsel of the facts and circumstances of the proposed transaction with a related person. The Chief Financial Officer or the General Counsel, as applicable, will determine whether the proposed transaction constitutes a related person transaction. For purposes of this determination, a “related person transaction” is any transaction arrangement or relationship in which the Company is a participant and any related person has or will have a direct or indirect interest. If the transaction is determined to be a related person transaction, the Chief Financial Officer or the General Counsel, as applicable, will then determine whether the aggregate amount of such transaction exceeds $9,500. If the proposed transaction does not exceed $9,500, the Chief Financial Officer or the General Counsel, as applicable, may approve the transaction, but must present a list of all such transactions to the Audit Committee at the next regularly scheduled quarterly meeting. If the proposed transaction exceeds $9,500, it will be submitted to the Audit Committee for pre-approval. The Audit Committee will consider all of the relevant facts and circumstances of the proposed transaction in making its determination, including the benefits to the Company, the availability of other comparable products or services, the terms of the proposed transaction and whether the transaction is in the ordinary course of the Company’s business. The policies and procedures provide that such transactions will only be approved if they are in, or not inconsistent with, the best interests of the Company. If the transaction involves a member of the Audit Committee, that Audit Committee member will not participate in the action regarding whether to approve or ratify the transaction.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s filings to the extent required by the rules and regulations of the SEC and the NYSE. SEC regulations currently generally require disclosure with respect to transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

TRANSACTIONS WITH MARTHA STEWART

Intangible Asset License Agreement

On June 13, 2008, we entered into an Intangible Asset License Agreement with MS Real Estate Management Company, an entity owned by Ms. Stewart. The Intangible Asset License Agreement is retroactive to September 18, 2007 and has a five-year term.

Pursuant to the Intangible Asset License Agreement, we pay an annual fee of $2 million for the perpetual, exclusive right to use Ms. Stewart’s lifestyle intangible asset in connection with Company products and services and to access various real properties owned by Ms. Stewart during the term of the agreement. Typically, we make the yearly payment of $2 million on or about September 15 of each year; however, we amended the agreement such that for 2010, we made one payment of $950,000 on February 9, 2010 and one payment of $1 million on September 15, 2010, for a total payment of $1.95 million in lieu of $2 million. MS Real Estate Management Company is responsible, at its expense, to maintain, landscape and garden the properties in a manner consistent with past practices; provided, however that we are responsible for (i) approved business expenses associated with security and telecommunications systems, including security personnel, related to the properties, and (ii) up to $100,000 of approved and documented household expenses. See also the Summary Compensation Table.

The Intangible Asset License Agreement will terminate on any termination of Ms. Stewart’s employment. If we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, we will be required to immediately pay any unpaid fees that would be due through the scheduled termination date of September 18, 2012. If we terminate her for cause or she terminates without good reason, no payments beyond the date of termination are required.

Intellectual Property License Agreement

We entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart dated as of October 22, 1999, pursuant to which Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use these marks on an exclusive basis in and in connection with our businesses. If Ms. Stewart ceases to control us, we will continue to have the foregoing rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us.

In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license to existing marks will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The Intellectual Property License and Preservation Agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

OTHER RELATIONSHIPS

Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President of the Company and received approximately $198,835 in compensation in 2010, inclusive of equity-based compensation. Alexis Stewart, Ms. Stewart’s daughter, and Jennifer Koppelman Hutt, Mr. Koppelman’s daughter, have been employed by the Company and have served as co-hosts of a Company television show and a Company radio show. The Company paid Alexis Stewart approximately $407,680 in 2010 and paid Jennifer Koppelman Hutt approximately $350,675 in 2010, in each case inclusive of equity-based compensation. The equity-based compensation in each case consisted of a single option to purchase the Class A Common Stock that was valued for the purposes above using the Black-Scholes option valuation model (the assumptions for which are detailed in Note 9 to our 2010 audited financial statements contained in our Annual Report on Form 10-K).

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of the Company’s financial statements, the Company’s independent auditor’s qualifications and independence, the performance of the Company’s independent auditor and the Company’s compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by listing standards of the NYSE applicable to Audit Committee members.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2010 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor as specified in its charter. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact “independent.”

Members of the Audit Committee

Todd Slotkin (Chairperson)

William Roskin

Claudia Slacik

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of 2010 and 2009 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2010 and 2009.

	2010	2009
Audit fees (1)	$844,700	$896,140
Audit-related fees (2)	33,000	33,000
Tax fees (3)	60,698	97,040
All other fees	—	—

(1)	Audit fees include charges for audits of financial statements and internal control over financial reporting.
(2)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan.
(3)	Principally for corporate income tax compliance ($49,250 in 2010 and $49,000 in 2009), tax audits ($9,558 in 2010 and $23,800 in 2009) and miscellaneous tax matters ($1,890 in 2010 and $24,240 in 2009).

All audit-related services, tax services and other services performed in 2010 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services on an annual basis and it also requires separate pre-approval for individual engagements anticipated to exceed pre-established thresholds. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

PROPOSAL 4

STOCKHOLDER PROPOSAL

Kenneth Steiner of 14 Stoner Avenue, 2M, Great Neck, NY 11021, who owns 4,000 shares of Class A Common Stock, has informed the Company that the following proposal will be presented at the Annual Meeting:

GIVE EACH SHARE AN EQUAL VOTE

RESOLVED: Give Each Share An Equal Vote. Shareholders request that our Board take steps to adopt a plan for all of our company’s outstanding stock to have one-vote per share. This would include all practicable steps including encouragement and negotiation with family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares not owned by the general public have super-sized voting power with 10-votes per share compared to one-vote per share for stock publicly owned.

The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications. Adelphia’s dual-class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The SEC alleged that Adelphia fraudulently excluded more than $2 billion in bank debt from its financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 to 79¢ in two years.

With stock having 10 times more voting power our company takes our public shareholder money but does not let us have an equal voice in our company’s management. This includes the shareholder money of institutional investors. Without a voice shareholders with large investments, such as institutional investors, cannot hold management accountable.

The merit of this Equal Shareholder Voting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” “Very High Concern” in Takeover defenses and “High Concern” in Executive Pay—$9 million for Martha Stewart.

Our board was the only significant directorship for 5 of our 7 directors, including our entire Nomination Committee, the Chairman of our Executive Pay Committee and the directors who joined our board in 2009, Arlen Kantarian and Frederic Fekkai. This could indicate a significant lack of current transferable director experience. Charlotte Beers, age 74, chaired our Nomination Committee and attracted our highest negative votes.

It is important that our future directors be well qualified. This issue raises questions about the directors who joined our board in 2009. Mr. Kantarian, who appears to have retired early, and Mr. Fekkai, who had seven hair salons and was bought out.

Please encourage our board to respond positively to this proposal to:

Give Each Share An Equal Vote—Yes on 4.

OUR BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our Founder, and our Company bears her name. Our current share capital structure, with both Class A Common Stock and Class B Common Stock outstanding, has been in place since we became a public company in 1999. Each stockholder purchasing a share of Class A Common Stock is aware of this capital structure.

In addition, six of our seven Board members are independent and all must act in the best interests of stockholders in accordance with their duties under Delaware law. We have adopted stringent policies with regard to transactions in which we are a participant and in which “related persons” have a direct or indirect material interest. See “Certain Relationships and Related Person Transactions—Policies and Procedures Regarding Transactions with Related Persons.”

Reducing the voting power of the Class B Common Stock would currently result in an event of default under our existing revolving credit agreement unless a waiver could be obtained. That agreement provides a change of control—which is an event of default under the facility—occurs if Martha Stewart and certain related entities fail to have direct or indirect beneficial ownership of more than 50% of the voting interest in our common stock. Entitling our Class B Common Stock to only one vote would drop the current percentage of the voting interest Ms. Stewart and such entities represent from above 80% to below that 50% threshold. This would not be in the best interests of the Company.

OUR BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001, we will provide without charge a copy of our 2010 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. We will also furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers will therefore send a single Notice or set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001, or call us at (212) 827-8000.

PROPOSALS OF STOCKHOLDERS

We currently intend to hold our 2012 Annual Meeting of Stockholders in May 2012. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2012 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 7, 2011. Assuming that the 2012 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2011 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us notice of such proposal or nomination no later than March 20, 2012 or earlier than February 19, 2012. In the event that the date of the 2012 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 60th day prior to the date of the 2012 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business on the 90th day prior to the date of the 2012 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

OTHER MATTERS

Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.

If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date MARTHA STEWART LIVING OMNIMEDIA, INC. M34192-P05983 MARTHA STEWART LIVING OMNIMEDIA, INC. 601 WEST 26TH STREET, 9TH FLOOR NEW YORK, NY 10001 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. To cast a non-binding advisory vote on executive compensation (say-on-pay). For All Withhold All For All Except 0 0 0 NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. 01) Charlotte Beers 02) Frederic Fekkai 03) Arlen Kantarian 04) Charles A. Koppelman 1. To elect the following nominees as directors: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 18, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 18, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and every 1 Year for Proposal 3: 05) William A. Roskin 06) Claudia Slacik 07) Todd Slotkin 3. To cast a non-binding advisory vote on the frequency of holding say-on-pay votes in the future. The Board of Directors recommends you vote AGAINST Proposal 4: 4. Stockholder proposal, if properly presented, to adopt a plan for all common stock to have one vote per share. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For Against Abstain 0 0 0 0 1 Year 2 Years 3 Years Abstain For Against Abstain 0 0 0 0 0 0 Please indicate if you plan to attend this meeting. 0 0 Yes No

MARTHA STEWART LIVING OMNIMEDIA, INC. ANNUAL MEETING OF STOCKHOLDERS May 19, 2011 4:00 PM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARTHA STEWART LIVING OMNIMEDIA, INC. The undersigned hereby appoints Charles A. Koppelman, Peter Hurwitz and Allison Jacques as proxies and attorneys in-fact, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, all the shares of Class A Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) standing in the name of the undersigned on March 24, 2011, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 19, 2011 or at any adjournment or postponement thereof. Receipt of the Notice of the 2011 Annual Meeting of Stockholders, Proxy Statement and 2010 Annual Report is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted “FOR” the election of each of the nominees for director in Proposal 1, “FOR” Proposal 2, “1 Year” on Proposal 3, and “AGAINST” Proposal 4, and in the discretion of the proxies upon such other matters as may properly come before the 2011 Annual Meeting. In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 p.m. Eastern Time on May 18, 2011 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2011 Annual Meeting of Stockholders. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of the 2011 Annual Meeting of Stockholders, Proxy Statement, 2010 Annual Report and Stockholder Letters are available at www.proxyvote.com. Continued and to be signed on reverse side M34193-P05983